Exhibit 10.12

2016 LONG-TERM INCENTIVE PLAN

NON-EMPLOYEE DIRECTOR AWARD AGREEMENT

This Award Agreement (“Agreement”) is made and entered into between TLP Services LLC (the “Company”) and __________ (the “Grantee”), a Director of TransMontaigne GP L.L.C. (the “General Partner”), regarding an award (“Award”) of _____ Interests (as defined in Section 3 below) granted to the Grantee on __________, 20__ (the “Grant Date”) pursuant to the 2016 Long-Term Incentive Plan (the “Plan”), such number of Interests being subject to adjustment as provided in the Plan, and further subject to the following terms and conditions:

1. Relationship to Plan. This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee thereunder and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2. Vesting Schedule.

(a) This Award shall vest in installments in accordance with the following schedule:

Date	Vested Increment	Total Vested Percentage
__________, 2017	25%	25%
__________, 2018	25%	50%
__________, 2019	25%	75%
__________, 2020	25%	100%

The number of Interests that vest as of each date described above will be rounded down to the nearest whole Interest, with any remaining Interests to vest with the final installment. The Grantee must continuously serve as a Director, Employee or Consultant from the Grant Date through the applicable vesting date in order for the Award to become vested with respect to additional Interests on such date.    All Interests vesting in accordance with this Section 2 shall have a value equal to the Fair Market Value as established under the Plan.

(b) All Interests subject to this Award shall vest upon the occurrence of a Change in Control, irrespective of the limitations set forth in subparagraph (a) above, provided that the Grantee has been continuously serving as a Director, Employee or Consultant from the Grant Date through the date of the Change in Control.

3. Description of Interests. As used in this Agreement, “Interests” means either a Phantom Unit or a Restricted Unit, as such terms are defined in the Plan. Interests under this Agreement will initially be in the form of Phantom Units. With respect to Interests in the form of Phantom Units that have not vested pursuant to the schedule in Section 2(a), the Committee, in its sole discretion and to the extent it deems appropriate, may convert such Phantom Units to Restricted Units in accordance with Section 6, and such Interests so converted shall continue to be subject to the vesting schedule in Section 2(a).

4. Forfeiture of Award. If the Grantee’s service terminates by reason of death or Disability, a pro rata portion of the Interests granted pursuant to this Award shall be vested based on the ratio between (1) the number of full months of service completed from the Grant Date to the termination date and (2) the total number of full months of service required for all of the Interests to become vested. After giving effect to the preceding sentence, all unvested Interests shall be immediately forfeited as of the date of the Grantee’s termination of Service for any reason.

5. Book Entry of Phantom Units. During the period of time between the Grant Date and the earlier of the date Interests in the form of Phantom Units vest, are forfeited or are converted to Restricted Units, the Interests will be evidenced by a book entry account in the Company’s records. Upon vesting of Phantom Units, the Grantee shall be entitled to payment for such Phantom Units in the form of cash or Units (as defined in the Plan), as determined by the Committee in its sole discretion.

6. Escrow of Restricted Units. Interests in the form of Restricted Units subject to this Award shall be issued to and registered in Grantee’s name as soon as practicable following the conversion of such Interests from Phantom Units to Restricted Units. Until the earlier of the date the Restricted Units vest or are forfeited (the “Restriction Period”), the Restricted Units may be retained by the transfer agent or certificates may be held in escrow by the Company, together with a unit power endorsed by the Grantee in blank if so required by the Company. Any certificate issued and held by the Company shall bear a legend as provided by the Company, conspicuously referring to the terms, conditions and restrictions described in this Agreement. Upon termination of the Restriction Period, the Company shall release the restrictions on any vested Units and a certificate representing such vested Units shall be delivered to the Grantee as promptly as is reasonably practicable following such termination or, at the Company’s option, shall be delivered in street name to a brokerage account established by the Grantee.

7. No Code Section 83(b) Election. The Grantee shall not make an election, under Section 83(b) of the Code, to include an amount in income in respect of the Award of Interests.

8. Distributions and Voting Rights. The Grantee is entitled to DERs with respect to Phantom Units, which shall be paid to the Grantee in cash at the time distributions are made with respect to Units. The Grantee shall have no voting rights with respect to Phantom Units. The Grantee is entitled to receive all cash distributions made with respect to Restricted Units registered in Grantee’s name and is entitled to vote such Restricted Units, unless and until the Restricted Units are forfeited.

9. Acceptance of Grant. The Grantee must accept the terms of this Agreement by signing and returning a fully executed original of this Agreement to the Company in accordance with Section 10 below no later than forty-five (45) days from the Grant Date (the “Acceptance Period”). In the event the last day of the Acceptance Period should fall on a Saturday, Sunday or Federal holiday, the last day of the Acceptance Period shall be deemed to be the next following business day. In the event a fully-executed original of this Agreement is not received by the Company prior to the expiration of the Acceptance Period, the Grantee shall be deemed to have rejected the grant of Interests referenced herein and such grant shall be deemed cancelled and null and void ab initio.

10. Notices. Any notices provided for in this Agreement or in the Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt in the case of personal delivery or, in the case of notices delivered by certified or registered mail, upon the second day after deposit in the United States mails, postage prepaid and properly addressed as set forth below:

(a) If to the Company, to TLP Services LLC, Attention: General Counsel, 1670 Broadway, Suite 3100, Denver, Colorado 80202, or at such other address as may be furnished in writing to the Grantee; or

(b) If to the Grantee, to the Grantee’s home address as listed in the records of the Company.

Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.

11. Assignment of Award. Except as otherwise permitted by the Committee, the Grantee’s rights under this Agreement and the Plan are personal; no assignment or transfer of the Grantee’s rights under and interest in this Award may be made by the Grantee other than by will, by beneficiary designation, by the laws of descent and distribution or by a qualified domestic relations order.

12. Unit Certificates. Certificates representing the Restricted Units issued pursuant to the Award will bear all legends required by law and necessary or advisable to effectuate the provisions of the Plan and this Award. The Company may place a “stop transfer” order against Restricted Units issued pursuant to this Award until all restrictions and conditions set forth in the Plan or this Agreement and in the legends referred to in this Section 12 have been complied with.

13. Withholding.  Unless other arrangements have been made that are acceptable to the Committee, the Company, the General Partner or any Affiliate thereof is authorized to deduct or withhold, or cause to be deducted or withheld, from any Award, from any payment due or transfer made under any Award, or from any compensation or other amount owing to the Grantee the amount (in cash or Units, including Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of an Award, including its grant, its exercise, the lapse of restrictions thereon, or any payment or transfer thereunder or under the Plan, and to take such other action as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of such taxes. Whether or not withholding tax requirements are imposed, the Grantee may pay all or any portion of the taxes required to be paid by the Grantee in connection with the vesting of all or any portion of this Award by delivering cash, or, with the Committee’s approval, by electing to have Units withheld, or by delivering previously owned Units, having a Fair Market Value equal to the amount required to be withheld or paid. The Grantee may only request the withholding of Units having a Fair Market Value equal to the statutory minimum withholding amount applicable to employees. The Grantee must make the foregoing election on or before the date that the amount of tax to be withheld is determined.

14. No Guarantee of Continued Service. No provision of this Agreement shall confer any right upon the Grantee to continue serving as a Director.

15. Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado without regard to its conflicts of laws principles.

16. Amendment. This Agreement cannot be modified, altered or amended, except by an agreement, in writing, signed by both the Company and the Grantee.

TLP SERVICES LLC

Date:	By:
Name:
Title:

The Grantee hereby accepts the foregoing Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

GRANTEE:

Date: